Exhibit 99.28(h)(3)

DundeeWealth Funds

Services Plan For Class I Shares

Section 1.  This Services Plan (the “Plan”) has been adopted by the Board of Trustees of DundeeWealth Funds (the “Trust”) in connection with the Class I Shares of the Trust’s series listed in Exhibit A hereto.

Section 2.  Any officer of the Trust is authorized to execute and deliver, in the name and on behalf of the Trust, written agreements in substantially the form attached hereto or in any other form duly approved by the Board of Trustees (“Servicing Agreements”) with securities dealers, financial institutions and other industry professionals that are shareholders or dealers of record or which have a servicing relationship (“Service Organizations”) with the beneficial owners of Class I Shares of the Trust. Pursuant to said Servicing Agreements, Service Organizations shall provide administrative support services as set forth therein to their customers who beneficially own Class I Shares of the Trust in consideration of fees, computed and paid in the manner set forth in the Servicing Agreements, at the annual rate of up to 0.10% of the average daily net asset value of the Class I Shares beneficially owned by such customers. All expenses incurred by the Trust in connection with the Servicing Agreements and the implementation of the Plan shall be borne entirely by the holders of Class I Shares of the Trust.

Section 3.  The Trust’s administrator (“Administrator”) shall monitor the arrangements pertaining to the Trust’s Servicing Agreements with Service Organizations in accordance with the terms of the Administration Agreement between the Trust and the Administrator. The Administrator shall not, however, be obliged by this Plan to recommend, and the Trust shall not be obliged to execute, any Servicing Agreement with any qualifying Service Organization.

Section 4.  So long as the Plan is in effect, the Administrator shall provide to the Trust’s Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to Plan and the purposes for which such expenditures were made.

Section 5.  The Plan shall become effective on the date the public offering of Class I Shares of the Trust commences provided the Plan (and the related form of Servicing Agreement) have been approved by a majority of the Board of Trustees, including a majority of those trustees who are not “interested persons” (as defined in the Investment Company Act of 1940) of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any Servicing Agreement related to the Plan (“Disinterested Trustees”).

Section 6.  Unless sooner terminated in accordance with the terms hereof, this Plan shall continue for one year following its adoption and thereafter shall continue automatically for successive annual periods of one year, provided such continuance is approved at least annually in the manner set forth in Section 5.

Section 7.  This Plan may be amended at any time by the Board of Trustees, provided that any material amendments of the terms of this Plan shall become effective only upon the approvals set forth in Section 5.

Section 8.  This Plan is terminable at any time by vote of a majority of the Disinterested Trustees.

Adopted:  __________, 2012

EXHIBIT A

Services Plan For Class I Shares

Dynamic Energy Income Fund
Dynamic Global Growth Fund
Dynamic World Growth Fund
Dynamic Canadian Equity Income Fund
Dynamic Natural Resources Fund
Dynamic Contrarian Advantage Fund
Dynamic Discovery Fund
Dynamic Gold & Precious Metals Fund
Dynamic U.S. Growth Fund
JOHCM Emerging Markets Opportunities Fund

DUNDEEWEALTH FUNDS
1160 Swedesford Road
Suite 140
Berwyn, PA 19312
Servicing Agreement

Class I Shares

Ladies and Gentlemen:

We wish to enter into this Servicing Agreement (the “Agreement”) with you concerning the provision of support services to your customers who may from time to time be the record or beneficial owners of Class I Shares of DundeeWealth Funds (the “Trust”).

The terms and conditions of this Agreement are as follows:

Section 1. You agree to provide one or more of the following administrative support services to your customers (“Clients”) who may from time to time own of record or beneficially Class I Shares of the Trust:

(i)	Aggregating and processing purchase and redemption requests for Class I Shares from Clients and placing net purchase and redemption orders with our distributor or transfer agent;

(ii)	Processing dividend payments from us on behalf of Clients;

(iii)	Arranging for bank wires;

(iv)	Providing subaccounting with respect to Class I Shares beneficially owned by Clients or the information to us or our transfer agent necessary for subaccounting;

(v)
If required by law, forwarding or causing to be forwarded shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements, and dividend, distribution, and tax notices) to Clients; and

(vi)	Providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules, or regulations.

Section 2. You will provide such office space and equipment, telephone facilities, and personnel (which may be any part of the space, equipment, and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services to Clients.

Section 3. Neither you nor any of your officers, employees, or agents are authorized to make any representations concerning us or our Class I Shares except those contained in our then current prospectus for Class I Shares, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

Section 4. For all purposes of this Agreement, you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold the Trust harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder for the purchase, redemption, transfer or registration of Class I Shares of the Trust by or on behalf of Clients. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

Section 5. In consideration of the services and facilities provided by you pursuant to Section 1 hereof, we will pay to you, and you will accept as full payment therefor, fees at the annual rate of [0.10%] of the average daily net asset value of the Class I Shares owned of record or beneficially by Clients for whom you are the dealer of record or holder of record or with whom you have a servicing relationship, such fees to be computed daily and payable monthly. For purposes of determining the fees payable under this Section 5, the daily net asset value of the Clients’ Class I Shares will be computed in the manner specified in our then current registration statement in connection with the computation of the net asset value of Class I Shares for purposes of purchases and redemptions. The fee rates stated above may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of Class I Shares, including the sale of such Class I Shares to you for the account of any Client or Clients.

Section 6. Any person authorized to direct the disposition of the monies paid or payable by us pursuant to this Agreement will provide to our Board of Trustees, and the Board will review, at least quarterly, a written report of the amounts expended pursuant to this Agreement and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of the some or all of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Trustees concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

Section 7. We may enter into other similar Servicing Agreements with any other person or persons without your consent.

Section 8. By your written acceptance of this Agreement, you represent, warrant, and agree that: (i) to the best of your knowledge, no services provided by you hereunder will be primarily intended to result in the sale of any Class I Shares; (ii) the compensation payable to you hereunder, together with any other compensation you receive from Clients in connection with the investment of their assets in Class I Shares of the Trust, will be disclosed to Clients who will authorize such compensation and such compensation will be permitted by, and not be excessive or unreasonable under, the laws and instruments governing your relationship with Clients; (iii) in the event an issue pertaining to this Agreement or our Services Plan related thereto is submitted for shareholder approval, you will vote any Class I Shares held for your own account in the same proportion as the vote of the Class I Shares held for your Clients’ accounts; and (iv) you will not engage in activities pursuant to this Agreement which constitute acting as a broker or dealer under state law unless you have obtained the licenses required by law.

Section 9. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue for successive annual periods. This Agreement is terminable, without penalty, at any time by us (which termination may be by vote of a majority of the those Trustees of the Trust who are not “interested persons” (as defined in the Investment Company Act of 1940) of us and have no direct or indirect financial interest in the operation of the Services Plan adopted by us regarding the provision of administrative support services to the record or beneficial owners of Class I Shares or in any agreements related thereto) or by you upon notice to us.

Section 10. All notices and other communications pertaining to this Agreement will be duly given if mailed, faxed, or transmitted by similar telecommunications device to us at the address shown above and to you at the address shown below, or to such other address as either party shall so provide to the other.

Section 11. This Agreement will be construed in accordance with the laws of the State of Delaware and is non-assignable by the parties hereto.

If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us at the address shown above.

Very truly yours,

DUNDEEWEALTH FUNDS

Date_________________		By_________________________
Authorized Officer

Accepted and agreed to:
__________________________
Name of Servicing Organization

Date_________________		By________________________
Authorized Officer
_________________________
Account Number
_________________________
Taxpayer Identification Number
_________________________
Dealer Code

	Address:	______________________
______________________
______________________